Exhibit 99.3b

CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of December 23, 2003, (the "Agreement"),

by and among Greenwich Capital Commercial Funding Corp., as Depositor,

Wachovia Bank, National Association, as Master Servicer, LaSalle Bank, National Association, as Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and Lennar

Partners, Inc., as Special Servicer

(GCCFC 2003-C2)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.14 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year (or, in the case of the first such certification, during the period from the Closing Date to December 31, 2004, inclusive) and, in particular, of its performance under this Agreement, has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its material obligations under this Agreement in all material respects throughout such year preceding calendar year or portion thereof (or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) the Company has received no notice regarding the qualification, or challenging the status, of either REMIC Pool as a REMIC, from the IRS or any other governmental agency or body (or, if it has received any such notice, specify the details thereof).

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2004.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC GCCFC 2003-C2